SUBJECT TO COMPLETION AND MODIFICATION

SLC Student Loan Receivables I, Inc. has filed a registration statement (including a prospectus) with the SEC (Registration No. 333-164557) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents SLC Student Loan Receivables I, Inc. has filed with the SEC for more complete information about SLC Student Loan Receivables I, Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, SLC Student Loan Receivables I, Inc., the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.

Term Sheet

$855,000,000

Student Loan Asset-Backed Notes

SLC Student Loan Trust 2010-1
Issuing Entity

SLC Student Loan Receivables I, Inc.
Depositor

The Student Loan Corporation
Sponsor, Seller, Servicer and Administrator

On or about July 6, 2010, the issuing entity will issue the following class of notes:

Class	Original Principal Amount	Interest Rate	Maturity	Initial Public Offering Price	Underwriting Discount	Proceeds to The Depositor
A Notes	$855,000,000	3-month LIBOR plus ____%	November 25, 2042	100%	0.250%	99.750%

The issuing entity will make payments primarily from collections on a pool of consolidation, Stafford, PLUS and SLS student loans made under the Federal Family Education Loan Program (also known as “FFELP”) which had an aggregate principal balance, including accrued interest to be capitalized, of approximately $798,435,010 as of May 31, 2010.  Interest and principal will be paid to the noteholders quarterly on the 25th of each February, May, August and November, beginning in November 2010.  On the closing date, the issuing entity will only issue the notes that are referred to as the “class IA-1 notes” in the initial free-writing prospectus, dated June 28, 2010.  Those notes are referred to herein as the “notes” or the “class A notes.”  The “group II notes” described in the initial free-writing prospectus will not be issued.  Initial credit enhancement for the notes will consist of excess interest on the trust student loans, cash on deposit in a reserve account and, until the distribution date in August 2016, the capitalized interest account.  The notes are LIBOR-based notes.  A description of how LIBOR is determined appears under “Description of the Notes—Determination of LIBOR” in the initial free-writing prospectus.

We are offering the notes through the underwriters, when and if issued.  We are not offering the notes in any state or other jurisdiction where the offer is prohibited.  Application will be made to The Irish Stock Exchange Limited for the notes to be admitted to the Official List and to begin trading on its regulated market.  There can be no assurance that such a listing will be obtained.  The issuance and settlement of the notes is not conditioned on the listing of the notes on The Irish Stock Exchange Limited.

We expect the proceeds to the depositor from the sale of the notes to be $852,862,500, before deducting expenses payable by the depositor estimated to be $1,075,000.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

You should consider carefully the risk factors beginning on page 10 of the initial free-writing prospectus and on page 19 of the base prospectus attached thereto as Appendix I.  The notes are asset-backed securities and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in The Student Loan Corporation, the depositor or any of their affiliates.  The notes are not guaranteed or insured by the United States or any governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined whether this term sheet, the initial free-writing prospectus or the base prospectus is accurate or complete.  Any contrary representation is a criminal offense.

Citi
Lead Manager
Credit Suisse	J.P. Morgan	Morgan Stanley
Co-Managers

June 30, 2010

THE INFORMATION IN THIS TERM SHEET

The information contained herein refers to and supplements certain of the information contained in the Free-Writing Prospectus, dated June 28, 2010 (the “initial free-writing prospectus”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the initial free-writing prospectus.

On the closing date, the issuing entity will only issue the notes that are referred to as the “class IA-1 notes” in the initial free-writing prospectus, dated June 28, 2010.  Those notes are referred to herein as the “notes” or the “class A notes.”  The “group II notes” described in the initial free-writing prospectus will not be issued.

This term sheet is not required to contain all information that is required to be included in the final prospectus supplement and base prospectus.  The information in this term sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale.

Some of the factors you should consider before making an investment in the notes are described in the initial free-writing prospectus and in the base prospectus under “Risk Factors.”

SUMMARY OF PARTIES TO THE TRANSACTION

This chart provides only a simplified overview of the relations between the principal parties to the transaction.  Refer to this term sheet and the initial free-writing prospectus for a further description.

SUMMARY

The Notes

The issuing entity will issue the following class of notes:

Class	Original Principal Amount
A Notes	$855,000,000

We sometimes refer to the class A notes as the notes.

Dates

Closing Date.  The closing date for this offering is anticipated to be on or about July 6, 2010.

Cutoff Date.  The cutoff date for the pool of trust student loans will be as of the close of business on June 29, 2010.  The issuing entity will be entitled to receive all collections and proceeds on the trust student loans on and after the cutoff date.

Pricing Date.  The pricing date for this offering is anticipated to be on or after July 1, 2010.

Maturity Date.  The notes will mature on the distribution date in November 2042.

Information About the Notes

Interest Rates.  The spread to LIBOR will be set at the time of pricing.

Principal Payments.  Principal will be payable on each distribution date in an amount generally equal to the sum of (i) the principal distribution amount for that distribution date and (ii) available funds, if any, remaining after payment of the principal distribution amount and the amount necessary to reinstate the balance of the reserve account to the specified reserve account balance.

The principal distribution amount with respect to any distribution date is (a) an amount equal to the excess, if any, of (i) the outstanding principal amount of the notes immediately prior to such distribution date, over (ii) the difference between (A) the adjusted pool balance (which takes into account the pool balance, the amount on deposit in the capitalized interest account and, in certain circumstances, the specified reserve account balance) for such distribution date, and (B) the specified overcollateralization amount for such distribution date, or (b) following the occurrence of an event of default for breach of a representation or warranty or default in the performance of covenants or agreements of the issuing entity and the subsequent acceleration of the maturity of the notes in accordance with the terms of the indenture, the outstanding principal amount of the notes.  Notwithstanding the foregoing, on the maturity date for the notes, the principal distribution amount will be the amount needed to reduce the outstanding principal amount of the notes to zero.

See “Description of the Notes—Distributions” in this term sheet and in the initial free-writing prospectus for a more detailed description of principal payments. See also “Description of the Notes—Distributions Following an Event of Default and Acceleration of the Maturity of the Notes” in the initial free-writing prospectus for a description of the cash flows on each distribution date following an acceleration of the maturity of the notes after either a payment default on the notes or the occurrence of an insolvency event involving the issuing entity.

Losses and Shortfalls.  If and to the extent that any losses in collections on the trust student loans are not covered or offset by credit enhancement, those losses will not be allocated to write down the principal amount of the notes.  Instead, the amount available to make payments on the notes will be reduced to the extent such losses result in shortfalls in the amount available to make distributions of interest and principal.  To the extent that any shortfalls in cash flows result in losses that exceed the available credit enhancement, holders of the notes will not receive their entire principal amount.

Trust Assets

Trust Student Loans.  The sum of the initial pool balance, the initial deposit into the reserve account and the initial deposit into the capitalized interest account is expected to be approximately 103.19% of the principal amount of the notes as of the closing date.  The initial pool balance is expected to be approximately 93.60% of the principal amount of the notes as of the closing date.

Overcollateralization Amount.  The overcollateralization amount represents the amount by which the adjusted pool balance (which takes into account the pool balance, the amount on deposit in the capitalized interest account and, in certain circumstances, the specified reserve account balance) exceeds the outstanding principal amount of the notes.  On the closing date, the overcollateralization amount is expected to equal approximately 3.19% of the adjusted pool balance.  The application of available funds described in the initial free-writing prospectus under “—Distributions” and “Description of the Notes—Distributions—Distributions from the Collection Account” is designed to build the overcollateralization amount to, and maintain it at, the specified overcollateralization amount, or 7.00% of the adjusted pool balance as of the last day of the related collection period.  See “Description of the Notes—Credit Enhancement—Overcollateralization Amount” in the initial free-writing prospectus.

Reserve Account.  The indenture administrator will establish and maintain the reserve account as an asset of the issuing entity in the name of the indenture trustee.  The depositor will make a cash deposit into the reserve account on the closing date.  The initial deposit will equal $2,000,750.  Funds in the reserve account may be replenished, in accordance with the priority of payments, on each distribution date by additional funds available after all prior required distributions have been made.  See “Description of the Notes—Distributions” in the initial free-writing prospectus.

The specified reserve account balance is the amount required to be maintained in the reserve account.  The specified reserve account balance for any distribution date will be equal to the greater of:

•

0.25% of the pool balance as of the end of the related collection period; or

•

$1,200,450.

Capitalized Interest Account.  The indenture administrator will establish and maintain the capitalized interest account as an asset of the issuing entity in the name of the indenture trustee.  The depositor will make an initial cash deposit into the capitalized interest account on the closing date.  The initial deposit will equal $80,000,000.

On or prior to the August 2016 distribution date, funds in the capitalized interest account will be available to cover shortfalls in payments of interest due to the noteholders and shortfalls in payments of fees owed to the indenture administrator, the administrator, the indenture trustee, the paying agent, the owner trustee and the eligible lender trustee, in each case, after application of funds available in the collection account at the end of the related collection period but before application of the reserve account.  Funds in the capitalized interest account will not be replenished.  Accordingly, in certain circumstances the capitalized interest account could be depleted.  This depletion could result in shortfalls in interest distributions to noteholders.

Funds on deposit in the capitalized interest account on the distribution dates listed in the table below in excess of the corresponding account balance will be transferred to the collection account and included in available funds on that distribution date.

Distribution Date	Account Balance
November 2010 through and including May 2011	$80,000,000
August 2011 through and including May 2012	$64,000,000
August 2012 through and including May 2013	$48,000,000
August 2013 through and including May 2014	$32,000,000
August 2014 through and including May 2015	$21,000,000
August 2015 through and including May 2016	$11,000,000

All remaining funds on deposit in the capitalized interest account on the August 2016 distribution date will be transferred to the collection account and included in available funds on that distribution date.

Distributions

The chart appearing under the heading “Summary—Distributions” in the initial free-writing prospectus is replaced with the chart appearing below.

Trust Certificateholder

Distributions on the trust certificate will be made only after the outstanding principal amount of the notes has been reduced to zero.

Capitalization of the Issuing Entity

The following table illustrates the capitalization of the issuing entity as of the closing date, after giving effect to the issuance of the notes and before deducting expenses of the offering, as if the issuance and sale of the notes had taken place on that date:

Class	Capitalization
A Notes	$ 855,000,000

USE OF PROCEEDS

The issuing entity will use the net proceeds of $852,862,500 from the sale of the notes, together with any other amount contributed by the depositor, to purchase the trust student loans from the depositor on the closing date under the sale agreement.  The depositor will then use the proceeds paid to the depositor by the issuing entity to pay to SLC the purchase price due to SLC for the trust student loans purchased by the depositor.  Expenses incurred to establish the issuing entity and issue the notes (other than fees that are due to the underwriters) are payable by the depositor.  Such expenses will not be paid from proceeds of the sale of the notes.

DESCRIPTION OF THE NOTES

The Notes

Distributions of Principal.  On each distribution date, until the outstanding principal amount of the notes is reduced to zero, principal payments will be made to the noteholders in an amount generally equal to the sum of (i) the Principal Distribution Amount and (ii) Available Funds, if any, remaining after payment of the Principal Distribution Amount and the amount necessary to reinstate the balance of the reserve account to the Specified Reserve Account Balance.  Principal payments on the notes will generally be funded from Available Funds and the other sources of funds available for payments of principal described in the initial free-writing prospectus (subject to all prior required distributions).

Distributions

Distributions from the Collection Account.    Clauses (a) through (h) in the second paragraph under the heading “Description of the Notes—Distributions—Distributions from the Collection Account” are hereby replaced with the following respective clauses (a) through (h):

(a)

to the servicer, the primary servicing fee due on that distribution date;

(b)

to the noteholders, the Interest Distribution Amount;

(c)

to the noteholders, until the outstanding principal amount of the notes has been reduced to zero, the Principal Distribution Amount;

(d)

to the reserve account, the amount, if any, necessary to reinstate the balance of the reserve account to the Specified Reserve Account Balance;

(e)

to the noteholders, until the outstanding principal amount of each class of notes has been reduced to zero, any remaining amounts;

(f)

to the servicer, the aggregate unpaid amount of the carryover servicing fee, if any;

(g)

to the indenture administrator, the administrator, the indenture trustee, the paying agent, the owner trustee, the eligible lender trustee, the Irish paying agent and The Irish Stock Exchange Limited in respect of its fees, pro rata, for all amounts due to each and not previously paid; and

(h)

to the trust certificateholder (initially, the depositor or an affiliate thereof), any remaining amounts after application of the preceding clauses.

Distributions Following Certain Events of Default and Acceleration of the Maturity of the Notes

Priorities first through sixth in the first paragraph under the heading “Description of the Notes—Distributions Following Certain Events of Default and Acceleration of the Maturity of the Notes” are hereby replaced with the following respective priorities first through sixth:

first, to the administrator, the indenture trustee, the indenture administrator and the paying agent for amounts due to the administrator, the indenture trustee, the indenture administrator and the paying agent, respectively, for fees, expenses and/or indemnities (but only to the extent not paid by the administrator or the depositor), to the owner trustee for amounts due to it under the relevant transaction documents and to the eligible lender trustee for amounts due to it under the relevant transaction documents;

second, to the servicer for due and unpaid primary servicing fees;

third, to the noteholders, the Interest Distribution Amount;

fourth, to the noteholders, an amount sufficient to reduce the outstanding principal amount of the notes to zero;

fifth, to the servicer, for any unpaid carryover servicing fee; and

sixth, to the trust certificateholder (initially, the depositor or an affiliate thereof), any remaining funds.

Credit Enhancement

Excess Interest.  Excess interest is created when interest collections received on the trust student loans during a collection period and related investment earnings exceed the interest on the notes at the note interest rate and certain fees and expenses of the issuing entity.  Excess interest with respect to the trust student loans is intended to provide “first loss” protection for the notes.  Excess interest (as part of all interest collections) will be collected and deposited into the collection account and will become part of the Available Funds.  There can be no assurance as to the rate, timing or amount, if any, of excess interest.  The application of excess interest to the payment of principal on your notes will affect the weighted average life and yield on your investment.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

Bingham McCutchen LLP will deliver an opinion that, for federal income tax purposes, the notes transferred to parties unrelated to the issuing entity on the closing date will be treated as indebtedness, as described under “Certain U.S. Federal Income Tax Considerations” in the base prospectus.

For tax information reporting purposes, the issuing entity will assume a prepayment assumption equal to 100% PPC, as described under “Prepayments, Extensions, Weighted Average Lives and Expected Maturities of the Notes” in Exhibit I to this term sheet.  No representation is made that the trust student loans will prepay in accordance with that prepayment assumption or in accordance with any other prepayment assumption.

UNDERWRITING

The notes listed below are offered severally by the underwriters, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part.  It is expected that the notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream and the Euroclear System, on or about July 6, 2010, against payment in immediately available funds.

Subject to the terms and conditions in the underwriting agreement to be dated on or about the pricing date, the depositor has agreed to cause the issuing entity to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of the notes shown opposite its name below.

Underwriter	Class A Notes
Citigroup Global Markets Inc.	$624,150,000
Credit Suisse Securities (USA) LLC	$76,950,000
J.P. Morgan Securities Inc.	$76,950,000
Morgan Stanley & Co. Incorporated	$76,950,000
Total	$855,000,000

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes listed above if any of the notes are purchased.  The underwriters have advised the depositor that they propose initially to offer the notes to the public at the prices listed below, and to certain dealers at these prices less concessions not in excess of the concessions listed below.  The underwriters may allow and such dealers may reallow concessions to other dealers not in excess of the reallowances listed below.  After the initial public offering, these prices and concessions may be changed.

	Initial Public Offering Price	Underwriting Discount	Proceeds to The Depositor	Concession	Reallowance
Per Class A Note	100%	0.250%	99.750%	0.150%	0.075%
Total	$855,000,000	$2,137,500	$852,862,500

The prices and proceeds shown in the table do not include any accrued interest.  The actual prices and proceeds will include interest, if any, from the closing date.  The proceeds shown are before deducting estimated expenses of $1,075,000 payable by the depositor.

The depositor and SLC have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are new issues of securities with no established trading market.  The depositor has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the notes.

Citigroup Global Markets Inc. is an affiliate of SLC.  Affiliates of the issuing entity expect to enter into market-making transactions in the securities and may act as principal or agent in any of these transactions.  Any such purchases or sales will be made at prices related to prevailing market prices at the time of sale.

In the ordinary course of their business, the underwriters and certain of their affiliates have in the past, and may in the future, engage in commercial and investment banking activities with SLC, the depositor and their respective affiliates.

The issuing entity may, from time to time, invest the funds in the trust accounts in eligible investments acquired from the underwriters.

During and after the offering, the underwriters may engage in transactions, including open market purchases and sales, to stabilize the prices of the notes.

The underwriters, for example, may over-allot the notes for the account of the underwriting syndicate to create a syndicate short position by accepting orders for more notes than are to be sold.

In addition, the underwriters may impose a penalty bid on the broker-dealers who sell the notes.  This means that if an underwriter purchases notes in the open market to reduce a broker-dealer’s short position or to stabilize the prices of the notes, it may reclaim the selling concession from the broker-dealers who sold those notes as part of the offering.

In general, over-allotment transactions and open market purchases of the notes for the purpose of stabilization or to reduce a short position could cause the price of a note to be higher than it might be in the absence of such transactions.

Each underwriter has represented and agreed that:

•

it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business;

•

it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”);

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity, within the meaning of section 21 of the FSMA, received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity; and

•

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No action has been or will be taken by the depositor or the underwriters that would permit a public offering of the notes in any country or jurisdiction other than in the United States, where action for that purpose is required.  Accordingly, the notes may not be offered or sold, directly or indirectly, and neither the base prospectus, the initial free-writing prospectus, this term sheet (collectively, the “pre-pricing disclosure package”) nor any circular, prospectus, form of application, advertisement or other material may be distributed in or from or published in any country or jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations.  Persons into whose hands all or any part of the pre-pricing disclosure package comes are required by the depositor and the underwriters to comply with all applicable laws and regulations in each country or jurisdiction in which they purchase, sell or deliver the notes or have in their possession or distribute such pre-pricing disclosure package, in all cases at their own expense.

The depositor has not authorized any offer of the notes to the public in the United Kingdom within the meaning of the FSMA.  The notes may not lawfully be offered or sold to persons in the United Kingdom except in circumstances which do not result in an offer to the public in the United Kingdom within the meaning of these regulations or otherwise in compliance with all applicable provisions of these regulations and the FSMA.

GLOSSARY

The defined terms “Group I Percentage,” “Group I Principal Distribution Amount,” “Group II Percentage” and “Group II Principal Distribution Amount,” that appear in the glossary to the initial free-writing prospectus are hereby deleted in their entirety.

The definitions of “Principal Distribution Amount,” “Specified Overcollateralization Amount” and “Specified Reserve Account Balance” that appear in the glossary to the initial free-writing prospectus are hereby replaced with the following definitions:

“Principal Distribution Amount” means, with respect to any distribution date, (a) an amount equal to the excess, if any, of (i) the principal amount of the notes immediately prior to such distribution date, over (ii) the difference between (A) the Adjusted Pool Balance for such distribution date and (B) the Specified Overcollateralization Amount for such distribution date, or (b) following the occurrence of an event of default for breach of representation or warranty or default in the performance of covenants or agreements of the issuing entity and the subsequent acceleration of the maturity of the notes in accordance with the terms of the indenture, the outstanding principal amount of the notes.  However, at final maturity of the notes, the Principal Distribution Amount will be the amount needed to reduce the outstanding principal amount of the notes to zero.

“Specified Overcollateralization Amount” means, with respect to any distribution date, an amount equal to 7.00% of the Adjusted Pool Balance.

“Specified Reserve Account Balance” means, for any distribution date, the greater of:

(a)

0.25% of the Pool Balance as of the close of business on the last day of the related collection period; or

(b)

$1,200,450;

provided, that in no event will that balance exceed the outstanding principal amount of the notes.

EXHIBIT I

PREPAYMENTS, EXTENSIONS, WEIGHTED AVERAGE LIVES

AND EXPECTED MATURITIES OF THE NOTES

Prepayments on pools of student loans can be measured or calculated based on a variety of prepayment models.  The models used to calculate prepayments in this term sheet are the constant percentage prepayment rate (“CPR”) model and the pricing prepayment curve (“PPC”) model.  The following tables show, for the notes, the weighted average life, expected maturity and percentage of the original principal amount remaining at certain distribution dates based on various assumptions.

CPR Assumptions

The CPR assumes that student loans will prepay in each month according to the following formula:

Monthly Prepayments = Balance After Scheduled Payments x (1-(1-CPR)1/12)

Accordingly, monthly prepayments assuming a $1,000 balance after scheduled payments would be as follows for various CPR examples:

CPR	0%	3%	6%	9%	12%
Monthly Prepayment	$0.00	$2.54	$5.14	$7.83	$10.60

PPC Assumptions

The PPC model assumes that (i) for Stafford, PLUS and SLS loans, the prepayment rate will equal 6% CPR, and (ii) for consolidation loans:

•

Student loans will prepay at an annual rate of 1/12th of 0.8% in the first month after origination;

•

The prepayment rate will increase by an annual rate of 1/12th of 0.8% per month up to the 119th month after origination; and

•

The monthly prepayment rate will be constant at 8% per annum in the 120th month after origination and in all subsequent months.

This assumption is called “100% PPC.”  For example, at 100% PPC, consolidation loans with a loan age of 72 months are assumed to prepay at 4.8% CPR, and Stafford, PLUS and SLS loans are assumed to prepay at 6% CPR; at 50% PPC, consolidation loans with a loan age of 48 months are assumed to prepay at 1.6% CPR, and Stafford, PLUS and SLS loans are assumed to prepay at 3% CPR; at 200% PPC, consolidation loans with a loan age of 96 months are assumed to prepay at 12.8% CPR, and Stafford, PLUS and SLS loans are assumed to prepay at 12% CPR; and so forth. The following table illustrates the CPR in effect for the indicated months of seasoning at various percentages of PPC for consolidation loans and Stafford, PLUS and SLS loans.

Constant Prepayment Rate
Number of Months Seasoning(1)
Percentage of PPC	24	48	72	96	120
50%	0.8% / 3.0%	1.6% / 3.0%	2.4% / 3.0%	3.2% / 3.0%	4.0% / 3.0%
100%	1.6% / 6.0%	3.2% / 6.0%	4.8% / 6.0%	6.4% / 6.0%	8.0% / 6.0%
150%	2.4% / 9.0%	4.8% / 9.0%	7.2% / 9.0%	9.6% / 9.0%	12.0% / 9.0%
200%	3.2% / 12.0%	6.4% / 12.0%	9.6% / 12.0%	12.8% / 12.0%	16.0% / 12.0%

__________________________

 (1)

For each percentage of PPC and number of months seasoning, CPR rates are shown first for consolidation loans and then for Stafford, PLUS and SLS loans.

Other Assumptions

For purposes of the PPC model and the CPR model, it is assumed, among other things, that:

•

the statistical cutoff date for the trust student loans is as of May 31, 2010;

•

the closing date will be on July 6, 2010;

•

all trust student loans that are consolidation loans (as grouped within the “rep lines” described below) are in repayment status with accrued interest having been capitalized upon entering repayment, and all trust student loans that are Stafford, PLUS and SLS loans (as grouped within the “rep lines” described below) remain in their current status until their status end date, at which time such student loans enter into repayment status and accrued interest is capitalized;

•

no trust student loan moves from repayment to any other status;

•

no delinquencies or defaults occur on any of the trust student loans, no repurchases for breaches of representations, warranties or covenants occur, and all borrower payments are collected, in full, on the 1st day of each month;

•

there are government payment delays of 60 days for interest subsidy and special allowance payments;

•

index levels for calculation of borrower and government payments are:

•

91-day Treasury bill rate of 0.10%; and

•

3-month commercial paper rate of 0.35%;

•

quarterly distributions begin on November 25, 2010, and payments are made quarterly on the 25th day of every February, May, August and November thereafter, whether or not the 25th is a business day;

•

the interest rate for the notes is a constant rate of three-month LIBOR plus the spread, which on all distribution dates will sum to an interest rate of 1.305%.

•

a servicing fee equal to the lesser of (a) the product of $3.25 and the number of borrowers as of the first day of the preceding month and (b) 1/12th of an amount equal to the sum of (i) 0.50% of the outstanding principal balance as of the last day of the preceding calendar month of the trust student loans that are consolidation loans and (ii) 0.90% of the outstanding principal balance as of the last day of the preceding calendar month of the trust student loans that are Stafford, PLUS and SLS loans;

•

total quarterly expenses of the issuing entity are equal to $28,750 and are paid quarterly by the issuing entity beginning in November 2010;

•

the reserve account has an initial balance equal to $2,000,750 and at all times a balance equal to the greater of (1) 0.25% of the Pool Balance as of the close of business on the last day of the related collection period, and (2) $1,200,450;

•

the collection account has an initial current balance equal to $0;

•

the capitalized interest account has an initial balance equal to $80,000,000, and funds on deposit in the capitalized interest account on the distribution dates listed below in excess of the corresponding account balance will be transferred to the collection account and included in available funds on that distribution date;

Distribution Date	Account Balance
November 2010 through and including May 2011	$80,000,000
August 2011 through and including May 2012	$64,000,000
August 2012 through and including May 2013	$48,000,000
August 2013 through and including May 2014	$32,000,000
August 2014 through and including May 2015	$21,000,000
August 2015 through and including May 2016	$11,000,000
August 2016	$0

•

all payments are assumed to be made at the end of the month and amounts on deposit in the collection account, the capitalized interest account and reserve account, including reinvestment income earned in the previous month, net of servicing fees, are reinvested in eligible investments at the assumed reinvestment rate of 0.10% per annum through the end of the collection period and, reinvestment earnings are available for distribution from the prior collection period;

•

prepayments on the trust student loans are applied monthly in accordance with PPC or CPR, as the case may be, as described above;

•

an optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance; and

•

the pool of trust student loans consists of 1,946 representative loans (“rep lines”), which have been created for modeling purposes from individual trust student loans based on combinations of similar individual student loan characteristics, which include, but are not limited to, loan status, interest rate, loan type, index, margin, rate cap and remaining term.

The following tables have been prepared based on the assumptions described above (including the assumptions regarding the characteristics and performance of the rep lines, which will differ from the characteristics and performance of the actual pool of trust student loans) and should be read in conjunction therewith.  In addition, the diverse characteristics, remaining terms and loan ages of the trust student loans could produce slower or faster principal payments than implied by the information in here, even if the dispersions of weighted average characteristics, remaining terms and loan ages are the same as the assumed characteristics, remaining terms and loan ages.

The CPR Model

The CPR is stated as an annualized rate and is calculated as the percentage of principal outstanding at the beginning of a period (after applying scheduled payments) that prepays during that period.

The CPR model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool.  The trust student loans will not prepay at any constant CPR, nor will all of the trust student loans prepay at the same rate.  You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

The below models show the weighted average remaining lives and expected maturity dates of the notes at each payment date under various CPR scenarios.

Weighted Average Lives and Expected Maturity Dates of the Notes
at Various CPRs(1)

Weighted Average Life (years)(2)	0%	3%	6%	9%	12%
Class A notes	6.60	5.68	4.99	4.44	4.00

Expected Maturity Date	0%	3%	6%	9%	12%
Class A notes	February 25, 2025	May 25, 2023	February 25, 2022	February 25, 2021	May 25, 2020

__________________________

 (1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the date on which the Pool Balance falls below 10% of the Initial Pool Balance.

(2)

The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by:  (1) multiplying the amount of each principal payment on the notes by the number of years from the closing date to the related distribution date, (2) adding the results, and (3) dividing that sum by the principal amount of the notes as of the closing date.

Class A Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various CPR Percentages(1)

Distribution Date	0%	3%	6%	9%	12%
July 6, 2010	100%	100%	100%	100%	100%
November 25, 2010	98%	98%	97%	96%	96%
November 25, 2011	92%	89%	86%	83%	81%
November 25, 2012	83%	79%	74%	70%	65%
November 25, 2013	74%	68%	62%	56%	51%
November 25, 2014	66%	58%	51%	44%	38%
November 25, 2015	57%	48%	40%	34%	28%
November 25, 2016	48%	39%	31%	24%	19%
November 25, 2017	40%	31%	23%	17%	12%
November 25, 2018	32%	23%	16%	11%	6%
November 25, 2019	25%	16%	10%	5%	2%
November 25, 2020	18%	10%	5%	1%	0%
November 25, 2021	12%	5%	1%	0%	0%
November 25, 2022	8%	2%	0%	0%	0%
November 25, 2023	4%	0%	0%	0%	0%
November 25, 2024	1%	0%	0%	0%	0%
November 25, 2025	0%	0%	0%	0%	0%

__________________________

 (1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

The PPC Model

The PPC model does not purport to describe historical prepayment experience or to predict the prepayment rate of any actual student loan pool.  The student loans will not prepay at any constant percentage of PPC, nor will all of the student loans prepay at the same rate.  You must make an independent decision regarding the appropriate principal prepayment scenarios to use in making any investment decision.

This model shows the weighted average remaining lives and expected maturity dates of the notes at each payment date under various PPC scenarios.

Weighted Average Lives and Expected Maturity Dates of the Notes
at Various PPCs(1)

Weighted Average Life (years)(2)	0%	50%	100%	150%	200%
Class A notes	6.60	5.85	5.28	4.83	4.47

Expected Maturity Date	0%	50%	100%	150%	200%
Class A notes	February 25, 2025	May 25, 2023	February 25, 2022	May 25, 2021	August 25, 2020

__________________________

(1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the date on which the Pool Balance falls below 10% of the Initial Pool Balance.

(2)

The weighted average life of the notes (assuming a 360-day year consisting of twelve 30-day months) is determined by:  (1) multiplying the amount of each principal payment on the notes by the number of years from the closing date to the related distribution date, (2) adding the results, and (3) dividing that sum by the principal amount of the notes as of the closing date.

Class A Notes

Percentages of Original Principal of the Notes Remaining at Certain Distribution
Dates at Various PPC Percentages(1)

Distribution Date	0%	50%	100%	150%	200%
July 6, 2010	100%	100%	100%	100%	100%
November 25, 2010	98%	98%	98%	98%	97%
November 25, 2011	92%	90%	89%	87%	86%
November 25, 2012	83%	81%	78%	75%	72%
November 25, 2013	74%	70%	66%	62%	58%
November 25, 2014	66%	60%	55%	50%	46%
November 25, 2015	57%	50%	44%	39%	34%
November 25, 2016	48%	41%	34%	29%	24%
November 25, 2017	40%	33%	26%	20%	16%
November 25, 2018	32%	25%	18%	13%	9%
November 25, 2019	25%	17%	11%	6%	3%
November 25, 2020	18%	11%	5%	1%	0%
November 25, 2021	12%	6%	1%	0%	0%
November 25, 2022	8%	1%	0%	0%	0%
November 25, 2023	4%	0%	0%	0%	0%
November 25, 2024	1%	0%	0%	0%	0%
November 25, 2025	0%	0%	0%	0%	0%

__________________________

 (1)

Assuming for purposes of this table that, among other things, the optional redemption by the servicer occurs on the distribution date immediately following the collection period during which the Pool Balance falls below 10% of the Initial Pool Balance.

$855,000,000

Student Loan Asset-Backed Notes

SLC Student Loan Trust 2010-1
Issuing Entity

SLC Student Loan Receivables I, Inc.
Depositor

The Student Loan Corporation
Sponsor, Seller, Servicer and Administrator

TERM SHEET

Citi
Lead Manager
Credit Suisse	J.P. Morgan	Morgan Stanley
Co-Managers

June 30, 2010